FOR IMMEDIATE RELEASE

        GVI Security Solutions, Inc. Reports Fourth Quarter and Full Year
                 2003 Results for Recently Acquired Subsidiary

                  o        2003 revenues increase 52% to $56.3 million

                  o        Fourth quarter revenues grow 250% to $19 million

Carrollton, Texas, April 22, 2004 - GVI Security Solutions, Inc. (OTC PK: GVIS), today reported financial results of GVI Security, Inc. for the fourth quarter and fiscal year ended December 31, 2003. GVI Security Solutions, Inc. acquired GVI Security, Inc. on February 20, 2004 through a merger of GVI Security, Inc. with a wholly-owned subsidiary of GVI Security Solutions, Inc. (then known as Thinking Tools, Inc.).

Revenue for the fourth quarter of 2003 was $19.0 million, an increase of 250% from $5.4 million for the fourth quarter of 2002. For the full year 2003, revenue increased 52% to $56.3 million, from $37.1 million in 2002. During both the quarter and the year, GVI Security, Inc. experienced strong sales growth in both its retail and professional segments.

Gross profit jumped 172% to $3.3 million for the fourth quarter of 2003, from $1.2 million for the fourth quarter of 2002. For the full year, gross profit rose 47% to $9.7 million, from $6.6 million in 2002. Gross margin was 17.5% for the fourth quarter and 17.2% for the full year.

Operating income for the fourth quarter of 2003 rose to $0.6 million, or 3.3% of sales, from $0.1 million, or 2.5% of sales for the fourth quarter of 2002. For the full year, operating income increased to $2.0 million, or 3.6% of sales, from $1.4 million, or 3.9% of sales, for 2002.

Net income for the full year 2003 was $1.2 million, as compared to $1.1 million for 2002. Net income was impacted by a change in GVI Security, Inc.'s effective tax rate from 4.7% in 2002 to 30% in 2003 following its change from an S-Corporation to a C-Corporation.

"We are pleased to report that GVI Security, Inc. experienced a year of very strong revenue growth and improving profitability in 2003," said Nazzareno Paciotti, Chief Executive Officer of GVI Security Solutions. "This growth was driven by strong demand for GVI's video surveillance products, new contract wins related to homeland security, and the expansion of our retail distribution network.

"We expect to continue and build upon this momentum during 2004, given the resources and relationships that have been brought to the Company by our experienced board and senior management team. We plan to expand the range of advanced security solutions that we offer over the course of 2004, with a continued emphasis on GVI-branded products that incorporate next-generation IP-based technologies which provide value to enterprise and government users. Our new Enterprise Solutions Group, comprised of world-class security experts, is providing a conduit to the fast-growing homeland security market," added Paciotti.

About GVI Security Solutions, Inc.: GVI Security Solutions, Inc. is a provider of complete video surveillance and security solutions incorporating a complete line of video surveillance, access control and detection systems to the homeland security, professional, business-to-business and retail market segments. The Company is the exclusive distributor of video surveillance products for Samsung Electronics in North, Central and South America. We also distribute other security products such as digital recording, software systems and networking products. GVI's board and senior management have decades of high-level experience in the security and law enforcement community. The Chairman of the Board is Howard Safir, former New York City Police Commissioner.

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; outstanding indebtedness; reliance on a primary retailer for sales through the retail channel; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; rapid change in technology; the number and size of competitors in its markets; law and regulatory policy; the mix of products and services offered in the company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-KSB for the year ended December 31, 2003 currently on file.


Contact:
--------
Nazzareno Paciotti, CEO                 Crocker Coulson, Partner
GVI Security Solutions, Inc.            CCG Investor Relations
1621 West Crosby, Suite 104             15300 Ventura Boulevard, Suite 303
Carrollton, TX 75006                    Sherman Oaks, CA 91403
972-245-7353 x 2239                     818-789-0100
                                        E-MAIL: crocker.coulson@ccgir.com

                               GVI Security, Inc.
                            Statements of Operations
                     Years ended December 31, 2003 and 2002


                                                            2003                  2002
                                                        ------------          ------------
Sales, net of returns, allowances and discounts         $ 56,254,573          $ 36,978,095
Lease income                                                  81,643               114,349
                                                        ------------          ------------
    Total Revenue                                         56,336,216            37,092,444

Cost of Goods Sold                                        46,666,979            30,523,198
                                                        ------------          ------------
  Gross Profit                                             9,669,237             6,569,246

Selling, General & Administrative Expenses                 7,648,812             5,133,082
                                                        ------------          ------------
  Operating Income                                         2,020,425             1,436,164

Interest Expense                                             227,698               244,370
                                                        ------------          ------------
  Income before Taxes                                      1,792,727             1,191,794

Income Tax Expense
  Current Tax Provision                                      748,042                56,021
  Deferred Tax Benefit                                      (212,177)                 --
                                                        ------------          ------------
    Total Income Tax Expense                                 535,865                56,021
                                                        ------------          ------------
  Net Income                                            $  1,256,862          $  1,135,773


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